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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               February 14, 2003
                Date of report (Date of earliest event reported)


                            JAG Media Holdings, Inc.
               (Exact Name of Registrant as Specified in Charter)


     Nevada                     000-28761                    88-0380546
 (State or Other             (Commission File Number)      (IRS Employer
 Jurisdiction of                                          Identification No.)
 Incorporation)


6865 SW 18th Street, Suite B13, Boca Raton, Florida           33433
---------------------------------------------------          ----------
(Address of Principal Executive Offices)                     (Zip Code)


                                 (561) 393-0605
              (Registrant's telephone number, including area code)


                            ------------------------

             (Former Name or Address, if Changed Since Last Report)


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Item 1(b). Changes in Control of Registrant.

On February 14, 2003, JAG Media Holdings, Inc. (the "Company") issued a press release announcing that the Company had entered into a Letter of Intent, dated February 14, 2003 (the "Letter of Intent"), to acquire OIL@WORK Group, Inc., a privately held Delaware corporation based in Dallas, Texas ("OIL@WORK").

Background Information Regarding OIL@WORK:

OIL@WORK has invested $4,000,000 over the last three years to reengineer a traditional, but upscale, "concierge" auto repair service as a communications-based auto maintenance business.

Through its BOS Intelligent Technology subsidiary, OIL@WORK is developing a technology platform that, when implemented, will enable it to remotely connect to both its customers and its workforce. The platform permits remote activities such as customer reminders of upcoming service events, in-vehicle communication directly with drivers, remote vehicle diagnostics, online service histories for all customer vehicles, Global Positioning Satellite (GPS) technology to track and direct field technicians efficiently, bar code scanning for efficient management of parts inventories and Web streaming video of field and garage services permitting customers to see their repairs being made. This technology platform would provide OIL@WORK both the opportunity to manage its business more cost effectively and to provide levels of customer service above the industry standard. OIL@WORK is also examining the potential for marketing its technology platform to other automotive "after-sales" service providers.

OIL@WORK is applying its new technology to the auto "concierge" service it provides to tenants of office buildings. Its service allows owners to have their automobiles serviced while they are at work without having to use their own free time or valuable business hours. OIL@WORK is currently offering its services at 34 buildings in the Dallas/Fort Worth area. In 2002, OIL@WORK generated gross revenues of $368,000 from the pilot services it performed in conjunction with carrying out its research and development activities.

Structure of Transaction:

The Letter of Intent contemplates that OIL@WORK, the Company and a newly formed wholly owned subsidiary of the Company ("Merger Sub") will enter into an acquisition agreement pursuant to which Merger Sub would merge into OIL@WORK with OIL@WORK as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), all issued and outstanding shares of OIL@WORK would be converted into the right to receive an aggregate number of shares of the Company's Class A Common Stock, par value $0.00001 per share (the "Class A Common Stock"), which upon issuance would represent 50.1% of the Company's outstanding capital stock on a fully diluted basis (the "New JAG Shares"). Consummation of the Merger would be subject to the satisfaction of various customary conditions as well as the condition that OIL@WORK improve its net equity position by $3.0 million prior to the Effective Time (the "Private Placement"). The



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Company's current subsidiaries, JAG Media LLC and JAG Company Voice LLC, will continue to operate as subsidiaries of the Company following the Merger.

Post-Closing Actions:

At the closing of the proposed transaction, it is anticipated that the Company will exercise its right to terminate its $10,000,000 equity line with Cornell Capital Partners LP. In addition, Messrs. Gary Valinoti, Stephen J. Schoepfer and Thomas J. Mazzarisi (collectively, the "Management Stockholders") would resign from their positions as executive officers and directors of the Company at the Effective Time, but would continue to be involved as consultants or employees to the Company's JAG Media LLC or JAG Company Voice LLC subsidiaries for varying periods of time as yet undetermined. The former OIL@WORK stockholders (the "OAW Stockholders") together with the Management Stockholders would then vote their shares of the Company, representing a majority of all outstanding shares of the Company, in favor of (a) an amendment to the Company's Articles of Incorporation to effect a name change to better reflect the overall business in which the Company expects to engage following the acquisition of OIL@WORK; (b) an amendment to the bylaws of the Company providing (inter alia) for an increase in the number of members that constitute the Board of Directors from three to seven; and (c) the election of up to seven new OIL@WORK nominees to the Board of Directors. The transaction with OIL@WORK would trigger the change-in-control provisions in the existing employment agreements of the Management Stockholders, resulting in the issuance to each Management Stockholder of new options to acquire 1,000,000 shares of Class A Common Stock at an exercise price equal to 25% of the closing bid price of the stock immediately prior to such change-in-control, which options would be fully vested and immediately exercisable in full and expire on the earlier of ten years from such change-in-control and three years after termination of employment. In addition, upon resignation from their positions as officers of the Company at the Effective Time, the Management Stockholders would be entitled to severance payments equal to the remaining compensation due to them under their respective employment agreements with the Company. Any shares in the Company received by the Management Stockholders pursuant to the foregoing, together with any other such shares held by them, would be subject to the lock-up provision described in the fourth bullet point below.

Lock-Up Provisions:

As part of the transaction, the OAW Stockholders and Management Stockholders have agreed to the following post-Merger lock-up provisions:

o Each OAW Stockholder who is also an officer of OIL@WORK (each an "OAW Officer") will agree not to sell more than five percent (5%) of his New JAG Shares during the first calendar year following the closing. Each OAW Officer will be permitted to sell an additional ten percent (10%) of his New JAG Shares during the one-year period commencing on the first anniversary of the closing. The remaining eighty-five percent (85%) of his New JAG Shares may be sold at any time following the second anniversary of the closing.

o Each OAW Stockholder who (i) is not an OAW Officer and (ii) did not invest in OIL@WORK just prior to the Merger will agree to not sell more than seven and one-half percent (7.5%) of his New JAG Shares during the first calendar year following the closing. Such stockholder will be permitted to sell an additional fifteen percent (15%) of his New JAG Shares during the one-year period commencing on the first anniversary of the closing. The remaining seventy-seven and one-half percent (77.5%) of his New JAG Shares may be sold at any time following the second anniversary of the closing.

o Each OAW Stockholder who (i) is not an OAW Officer and (ii) invested in OIL@WORK just prior to the Merger, will agree to not sell more than ten percent (10%) of his New JAG Shares

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         during the first calendar year following the closing. Such stockholder will be permitted to sell an additional twenty-five percent (25%) of his New JAG Shares during the one-year period commencing on the first anniversary of the closing. The remaining sixty-five percent (65%) of his New JAG Shares may be sold at any time following the second anniversary of the closing.

o Each Management Stockholder will agree to not sell 50% of his shares for a period of one calendar year following the closing. Each Management Stockholder will be permitted to sell an additional twenty-five percent (25%) of his shares during the one-year period commencing on the first anniversary of the closing. The remaining twenty-five percent (25%) of his shares may be sold at any time following the second anniversary of the closing.

In addition, each OAW Stockholder and each Management Stockholder for so long as he continues as an employee or consultant of the Company following the Effective Time, would invest under a new Employee Stock Purchase Plan an amount from time to time which is the equivalent of ten percent (10%) of any proceeds (net of taxes) received by such person from the sale of any shares which are effected at a price per share in excess of $5.00. Under the terms of the Employee Stock Purchase Plan, such investment shall be made at a ten percent (10%) discount to the then current fair market value of the Class A Common Stock.

Except for certain specified provisions, the Letter of Intent is non-binding. There is no assurance that the definitive documentation called for in the Letter of Intent will ever be executed, or if executed, that the proposed transaction between the Company and OIL@WORK will be consummated.

Copies of the press release of the Company dated February 14, 2003 and the Letter of Intent are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

Item 5. Other Events.

Stock Dividend:

The Company's press release also announced that the Company intends to declare and set a record date for a special stock dividend to the Company's pre-Merger stockholders which will be payable as soon as possible after the Merger is complete.. To effect such dividend, the Company intends to file a Certificate of Designation with the Secretary of State of the State of Nevada which designates a new series of Class B common stock, par value $0.00001 per share ("Series 2 Class B Common Stock"), of the Company which will be distributed by dividend to the Company's stockholders of record as of the close of business on the stated record date in the ratio of one share of Series 2 Class B Common Stock for every 100 shares of Class A Common Stock. Such shares of Series 2 Class B Common Stock would be non-voting, have dividend and liquidation rights equal to the Class A Common Stock and be redeemable, which redemption by the Company shall be mandatory to the fullest extent permitted by law within six months following final resolution of the Company's pending lawsuit in Texas federal court against various brokerage firms at a redemption price which is the greater of (a) par value or (b) ninety percent of the net proceeds to the Company of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount. The shares of Series 2 Class B Common Stock will not have a CUSIP



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number. Certificates for such shares will specify the beneficial owner of such shares and will be mailed to such beneficial owner.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

99.1     Press Release of the Company, dated February 14, 2003.

99.2 Letter of Intent, dated February 14, 2003, by and among the Company, OIL@WORK and certain stockholders of OIL@WORK.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        JAG Media Holdings, Inc.


Date: February 14, 2003                 By: /s/ Gary Valinoti
                                           -----------------------
                                           Name:  Gary Valinoti
                                           Title: Chief Executive Officer



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                                INDEX TO EXHIBITS

Exhibit
 No.        Description                                                   Page
-------     -----------                                                   ----

99.1        Press Release of the Company, dated February 14, 2003.           8

99.2        Letter of Intent, dated February 14, 2003, by and among the
            Company, OIL@WORK and certain stockholders of OIL@WORK.         12













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